Exhibit 4.1

SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”), dated as of June 6, 2014, by and among CLEAR CHANNEL COMMUNICATIONS, INC., a Texas corporation (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, CCU Escrow Corporation, a Texas corporation (the “Escrow Issuer”), and the Trustee have heretofore executed and delivered an indenture, dated as of May 1, 2014 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 10.0% Senior Notes due 2018 (the “Notes”) of the Escrow Issuer;

WHEREAS, the Indenture provides that the Company shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Company shall unconditionally assume the Escrow Issuer’s Obligations under the Notes and the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Company and the Trustee are authorized to execute and deliver this Supplemental Indenture without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1)           Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)           Agreement to Assume Obligations.  The Company hereby unconditionally assumes the Escrow Issuer’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in the Indenture and agrees to be bound by all provisions of the Indenture and the Notes applicable to the “Escrow Issuer,” the “Company” and the “Issuer” and to perform all of the obligations, duties and agreements of the “Company” and the “Issuer” under the Indenture and the Notes and may exercise every right and power of the “Escrow Issuer,” the “Company” and the “Issuer” under the Indenture.  The Escrow Issuer shall be fully released and discharged from its obligations under the Indenture and the Notes.

(3)           Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

(4)           Governing Law.  THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

(5)           Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Supplemental Indenture and of signature pages thereto by facsimile or electronic mail transmission (via pdf) shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or electronic mail transmission (via pdf) shall be deemed to be the original signatures for all purposes.

(6)           Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

(7)           The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CLEAR CHANNEL COMMUNICATIONS, INC.

By:       /s/ Brian D. Coleman
Name:  Brian D. Coleman
Title:  Senior Vice President and
Treasurer

CCU - Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:       /s/ Brad Hounsel
Name: Brad Hounsel
Title: Vice President

CCU - Supplemental Indenture